Exhibit 10.1

STOCK PURCHASE AGREEMENT

This AGREEMENT made this 17th day of May, 2007 between SK Realty Ventures, Inc., a Nevada corporation (“SK Realty” or the “Company”), Richard Miller (the “Seller”) and Alkhalifa Capital Corporation, LLC (the “Purchaser”).

AGREEMENT

In consideration of the terms hereof, the parties hereto agree as follows:

1. PURCHASE AND SALE OF STOCK

1.1 Purchase of Stock. Upon the terms and subject to the conditions hereof, the Sellers collectively hereby sell, convey, transfer, assign and deliver to the Purchasers, or their designees and the Purchaser hereby purchases from the Seller, 10,000,000 shares of SK Realty common stock (the “Purchased Shares”), free and clear of all liens, charges, or encumbrances of whatsoever nature as of the date hereof.

1.2 Purchase Price. Subject to the terms and conditions of this Agreement, the total purchase price for the Purchased Shares (the “Purchase Price”) shall be Two Hundred Ten Thousand ($210,000.00) Dollars, payable by certified check or by wire transfer, at the Closing.

1.3 Down Payment. Simultaneously with the execution hereof, Purchasers shall deliver the sum of Fifty Thousand ($50,000.00) Dollars, as a down payment to be credited against the Purchase Price, to be held by counsel for the Seller, in accordance with the terms of this Agreement.

1.4 Due Diligence. For a period of five (5) business days after the date this Agreement is signed by all parties and becomes effective, Purchaser shall be permitted to conduct customary due diligence on the Company, the Seller, the assets and liabilities of the Company, and any other matter they feel appropriate. If, before the expiration of this due diligence period, the Purchaser is not satisfied with this due diligence in any respect, they may provide written notice to the representative for Seller and terminate this Agreement. In the event of such termination, the Down Payment will be promptly returned to the representative of Purchaser. If, however, Purchaser does not deliver written notice of termination by the last day of this due diligence period, then this Agreement shall remain in full force and effect, and the Down Payment shall be administered pursuant to Section 1.7.

1.5 The Closing.  The closing of this Agreement (the “Closing”) shall occur on June 4, 2007 (the “Closing Date”) at 10:00 a.m. local time at the offices of Cyruli Shanks & Zizmor, LLP, or such other time or location as the parties hereto shall agree.

1.6 Deliveries at the Closing. On the Closing Date in order to effectuate the transfer of the Purchased Shares:

(a) The Seller shall deliver to the Purchasers certificates representing all of the Purchased Shares, free and clear of any claim, lien, pledge, option, charge, easement, security interest, right-of-way, encumbrance, preemptive right or option or any other right of any third party of any nature whatsoever (“Encumbrance”), duly endorsed in blank for transfer or accompanied by stock powers duly executed in blank with all signatures Medallion guaranteed; provided that the Purchased Shares shall bear a standard restricted stock legend.

(b) The Purchaser shall deliver the Purchase Price as set forth in Section 1.3 above.

(c) The Seller and the Purchaser shall each deliver all documents, certificates, agreements and instruments required to be delivered by each party as described herein.

(d) All instruments and documents executed and delivered to any party pursuant hereto shall be in a form and substance, and shall be executed in a manner, reasonably satisfactory to the receiving party.

1.7 Release of Down Payment. The Seller and the Purchaser each agree that the Down Payment shall be released from escrow in accordance with the following:

(a) At the Closing, to the Seller, as a credit against the Purchase Price.

(b) In the event that the Closing does not occur prior to June 4, 2007, time being of the essence, and provided that the Closing has not occurred either because (x) the Seller refuses to consummate this transaction in accordance with the terms of this Agreement or (y) the Seller is not able to deliver all of the Purchased Shares to the Purchaser in accordance with the terms hereof, the Down Payment shall be delivered to the Purchaser and this Agreement shall be deemed terminated with no party having any liability to the other party.

(c) In the event that the Closing does not occur, for any other reason, prior to June 4, 2007, time being of the essence, the Down Payment shall be delivered to the Seller, as liquidated damages and not as penalty, and this Agreement shall be deemed terminated with no party having any liability to the other party.

1.8 Assistance in Consummation of the Purchase and Sale of Purchased Shares. The Seller and the Purchaser shall provide all reasonable assistance to, and shall cooperate with, each other to bring about the consummation of the purchase and sale of the Purchased Shares and the other transactions contemplated herein as soon as possible in accordance with the terms and conditions of this Agreement.

2. REPRESENTATIONS AND WARRANTIES OF THE SELLER.

The Seller represents and warrants as follows:

2.1 Good Title. All of the Purchased Shares are free and clear of any claim, lien, pledge, option, charge, easement, security interest, right-of-way, encumbrance, restriction on sale or transfer, preemptive right or option or any other right of any third party of any nature whatsoever.

2.2 Authority; No Violation. The execution and delivery of this Agreement by the Sellers and the consummation by them of the transactions contemplated hereby have been duly authorized by the Sellers. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of any contract, commitment, indenture, other agreement or restriction of any kind or character to which Seller is bound. The transfer of the shares of SK Realty common stock to the Purchasers is exempt from the registration requirements of all applicable securities laws and regulations.

2.3 Consents and Approvals. Except for any required SEC filings by Seller, there is no requirement to make any filing, give any notice to or obtain any license, permit, certificate, regulation, authorization, consent or approval of, any governmental or regulatory authorities as a condition to the lawful consummation of the transactions contemplated by this Agreement except for the filings, notifications, consents and approvals described in this Agreement.

3. REPRESENTATIONS AND WARRANTIES BY SK REALTY.

SK Realty hereby represents and warrants, as follows:

3.1 Organization, Good Standing. SK Realty is a corporation duly incorporated, validly existing, and in good standing under the laws of Nevada and has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

3.3 Authority; No Violation. The execution and delivery of this Agreement by SK Realty has been duly authorized by SK Realty. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of the Certificate of Incorporation or By-Laws of SK Realty, or of any contract, commitment, indenture, other agreement or restriction of any kind or character to which SK Realty or by which SK Realty is bound.

3.4 Capitalization. SK Realty has an authorized capitalization of 300,000,000 shares of common stock, par value $____ per share, and 10,000,000 shares of preferred stock, par value $____ per share. As of the date hereof, there are 13,625,240 shares of common stock validly issued and outstanding and no shares of preferred stock issued and outstanding. No shares of SK Realty are held in treasury. As of the date hereof, the Sellers own 10,000,000 shares of SK Realty common stock. All issued and outstanding shares of SK Realty are validly issued, fully paid and non-assessable. There are no outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or other agreements of any character which obligate or may obligate SK Realty to issue any additional shares of any of its capital stock or any securities convertible into or evidencing the right to subscribe for any shares of any such capital stock.

3.5 OTCBB Listing; SEC Reporting. SK Realty common stock is currently cleared for quotation on the Over-The-Counter Bulletin Board (“OTCBB”) under the symbol "SKRV”. There are no stop orders in effect or contemplated with respect thereto and no facts exist which may give rise there. SK Realty has filed all reports required to be filed by SK Realty pursuant to the Securities Act of 1934, as amended. SK Realty has not been informed, and has no reason to believe, that its common stock will be de-listed or suspended by the NASD. SK Realty has fully complied will all applicable securities laws and regulations and is not in default of any of its obligations thereunder.

3.6 Litigation. SK Realty is not a party to or the subject of any pending litigation, claims, decrees, orders, stipulations or governmental investigation or proceeding, and there are no lawsuits, claims, assessments, investigations, or similar matters, against or affecting SK Realty, its management or its properties. SK Realty has complied in all material respects with all laws, statutes, ordinances, regulations, rules, decrees or orders applicable to it.

3.7 Financial Statements. SK Realty has delivered to Purchaser a true and complete copy of its Form 10-KSB for the year ended December 31, 2006 (the "SK Realty Financial Statements"). The SK Realty Financial Statements are complete, accurate and fairly present the financial condition of SK Realty as of the dates thereof and the results of its operations for the periods then ended. There are no liabilities or obligations either fixed or contingent not reflected therein. The SK Realty Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and fairly present the financial position of Explorations as of the dates thereof and the results of its operations and changes in financial position for the periods then ended.

3.8 Subsidiaries and Affiliates. As of the Closing, SK Realty shall not own, directly or indirectly, have any ownership, equity, profits or voting interest in, or otherwise control, any corporation, partnership, joint venture or other entity, and has no agreement or commitment to purchase any such interest.

4. CONDITIONS PRECEDENT

4.1 Conditions Precedent to the Obligations of The Seller.

All obligations of the Sellers under this Agreement are subject to the fulfillment, prior to or as of the Closing and/or the Closing Date, as indicated below, of each of the following conditions:

(a) The Purchaser shall have performed and complied with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied with or executed and delivered by it prior to or at the Closing.

(b) Shareholders of the Company holding 3,309,000 shares have simultaneously sold such shares pursuant to separate purchase agreements, where the total consideration is $510,000.

4.2 Conditions Precedent to the Obligations of The Purchaser.

All obligations of the Purchaser under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

(a) The representations and warranties by the Sellers and SK Realty contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of such time.

(b) The Seller shall have performed and complied with, in all material respects, all covenants, agreements, and conditions required by this Agreement to be performed or complied with prior to or at the Closing.

(c) As of the Closing, all officers and directors of SK Realty shall have resigned in writing effective upon the election and appointment of the Purchaser’s nominees.

(d) On or before the Closing Date, SK Realty shall have delivered to the Purchaser certified copies of resolutions of the board of directors of SK Realty approving and authorizing the execution, delivery and performance of this Agreement and authorizing all of the necessary and proper action to enable SK Realty to comply with the terms of this Agreement including the election of the Purchaser’s nominees to the Board of Directors of SK Realty and all matters outlined herein.

(e) Shareholders of the Company holding 3,309,000 shares have simultaneously sold such shares pursuant to separate purchase agreements, where the total consideration is $510,000.

5. GENERAL

5.1 Notices. Any notice under this Agreement shall be deemed to have been sufficiently given if sent by registered or certified mail, postage prepaid or national overnight carrier, addressed to a party at the addressed set forth below or to any other address or addresses ay hereafter be designated by either party by notice given in such manner. All notices shall be deemed to have been given as of the date of receipt.

Notices shall be delivered to the following representatives of the respective parties:

Alkhalifa Capital Corporation LLC
999 Stinson Way, Suite 301
West Palm Beach, Florida 33411

5.2 Further Assurances. Each party hereto hereby agrees to take any further action necessary or desirable to carry out the provisions of this Agreement.

5.3 Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, and all such counterparts shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.

5.4 Prior Agreements; Amendments. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective successors or assigns.

5.5 Governing Law. This Agreement shall be governed by and construed according to the laws of the State of New York.

5.6 Expenses. All fees and expenses incurred by the Sellers in connection with the transactions contemplated by this Agreement shall be borne by the Sellers and all fees and expenses incurred by the Purchasers in connection with the transactions contemplated by this Agreement shall be borne by the Purchasers.

5.7 Parties in Interest. All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the prospective heirs, beneficiaries, representatives, successors, and assigns of the parties hereto.

5.8 Headings. The section and paragraph headings contained in this agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

(** Signature Pages Follow **)

(** Signature Page **)

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first above written.

SK Realty, Ventures, Inc.,
/s/ Richard Miller
By: Richard Miller
Title: President

The Seller:

s/ Richard Miller Name: Richard Miller	Address:

The Purchaser: Alkhalifa Capital Corporation LLC
/s/ Chris Salmonson Name: Shaikh Isa Mohamed Isa Alkhalifa Chris Salmonson, P.O.A. Title: Member	Address: